Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (“Agreement”) sets forth the terms and conditions under which Norton Creative LLC, a Texas limited liability company (“Norton”), agrees to perform certain marketing-related services for Ignite Restaurant Group, Inc., a Delaware corporation (“Client”), in the United States with respect to the products and/or services of Client mutually agreed to by the parties (collectively, the “Products”) and set forth on the scope of work on Exhibit A (“Scope of Work”), effective as of April 1, 2014 (the “Effective Date”).

1.              SERVICES.

(a)                       Norton shall furnish certain marketing services to the Client as set forth in the Scope of Work (the “Services”).  Client may request additional Services from Norton from time to time, subject to Norton’s agreement to handle same and to the terms and conditions of this Agreement and a written supplemental scope of work subject to same.  Compensation and other material terms and conditions for any additional Services not covered by the Scope of Work will be agreed upon in advance and will be the subject of mutual written agreement between Norton and Client.

(b)                       Nothing in this Agreement shall be deemed to require that Norton undertake to do any act or perform any services which in its judgment would be misleading, false, libelous, unlawful or otherwise prejudicial to the interests of Client or Norton.

2.              AGENCY STATUS.  Norton is authorized to act on Client’s behalf as Client’s agent in order to perform the services outlined in Section 1 above and to secure materials required to execute Client’s advertising.  Client shall provide Norton an executed copy of the Agency Appointment and Liability Letter set forth on Exhibit B prior to the Effective Date.  In contracting with respect to production of materials and acquisition of rights relating thereto, Client hereby authorizes and agrees that Norton may contract with third parties on Client’s behalf on the basis of sequential liability, whereby Client will be solely liable to such third parties with respect to payments due such third parties including, without limitation, any invoices paid by Norton to third parties on Client’s behalf. Norton shall be liable to pay third parties only to the extent that amounts have cleared from Client to Norton.

3.              CLIENT APPROVALS.   Norton will secure Client’s approval before making any expenditures or commitments on Client’s behalf, it being agreed that approval of final produced materials shall constitute approval to release such materials.  Written approval of cost estimates by Client will constitute approval of the costs and charges included therein.  If the costs and charges are more than ten percent (10%) higher than the estimate, Client’s further written approval is required.  All commitments made on Client’s behalf with Client’s approval become Client’s responsibility to pay.  Any written approval required under this Section 3 may be orally given, but must be subsequently confirmed in writing (including by e-mail or other written communication) from Client to Norton.

4.              REQUEST FOR MODIFICATIONS.   Client reserves the right to modify, revise, or cancel any plans, schedules and, in the event Client so notifies Norton, Norton will take commercially reasonable steps as soon as reasonably practicable  to give effect to Client’s instructions.  In connection with any such action, Client agrees to pay Norton according to the terms of this Agreement for any work done, including but not limited to (a) reimbursing Norton for all expenses incurred relating thereto prior to the effective date of termination; (b) assuming Norton’s liability for all contracts and commitments Norton is unable to cancel, Norton having  first taken all commercially reasonable steps as soon as reasonably practicable to so cancel; (c) reimbursing Norton for any cancellation penalties incurred and fees and expenses incurred in carrying out Client’s instructions; and (d) indemnifying Norton for all claims and actions by third parties for damages and expenses that result from carrying out Client’s instructions.

5.              SERVICES PROVIDED TO FRANCHISEES.  Norton and Client acknowledge that Franchisees of Client are responsible for making their own arrangements for services similar to the Services covered under this agreement, provided that Client expects that Norton will agree to provide the same or similar services to Franchisees of Client.  In all cases, Norton will offer such services to Franchisees of Client at rates and terms substantially similar and comparable to those under this Agreement.

6.              COMPENSATION.  The monthly, retained fee to be paid by Client to Norton for the Services is set forth in Exhibit A.  In addition to the retained fee, Services shall be provided to the Client by Norton in exchange for payments in the amounts set forth on the rate card attached on Exhibit C (the “Rate Card”), which will be billed to the Client on a monthly basis.

7.              EXPENSES.    In addition to the compensation, Client shall pay to Norton, as applicable, the following:

(a)                       Costs Generally.  Unless provided otherwise herein, Norton shall be reimbursed by Client for reasonable expenses incurred with third parties at Norton’s actual cost, with all such expenses having first been approved in advance by the brand President or Vice President.

(b)                       Third Party Costs.  Charges relating to printing or photography for artwork; mechanical and interactive production items (such as comprehensive layouts, finished art, presentation materials, scans, engravings, image composition, photography, photostats, photocopies, engraving, mechanicals, retouching, and proofs, etc.); printing; publication film material; and any other art and mechanical items related to the creation and production of advertisements, (including but not limited to scanning, color correction, digital assembly, and black & white/color proofing) in each case purchased by Norton from third parties in the development and production of Client’s advertising materials, will be billed at the rates charged by such parties.

(c)                        Out-of-Pocket Expenses.  All necessary incidental expenses incurred for Client’s account in connection with Norton’s rendition of Services and performance of duties hereunder will be charged to Client, including but not limited to: reasonable travel and lodging; business meals; DVDs; CDs; slides and slide film; shipping and postage;

other out-of-pocket administrative costs; messenger delivery charges; sales taxes, online ad and serving fees; import duties and other custom-house charges; other reasonable expenses incurred by Norton at Client’s special request.

8.              BILLING.

(a)                       The parties agree that Norton shall bill Client for all Services, fees and expenses.  Norton shall invoice its Monthly Fee (as defined in Exhibit A) on the first day of each month and Client shall pay such invoice within thirty (30) days from the invoice date.

(b)                       Production Billing.  Original production billing will be based on 100% of the approved job estimate.  Invoices for all production (including applicable state and local sales tax) shall be paid by Client within thirty (30) days of invoice date. Norton will include all 3rd party invoices as backup. The billing structure for such production is as follows:

(i)             Fifty percent (50%) of the total estimate will be billed upon Client approval.

(ii)          Fifty percent (50%) or balance of the job will be billed upon completion.

(c)                        Out-of-Pocket Expenses.  Invoices for all other reasonable expenses shall be paid by Client within thirty (30) days of invoice date and shall itemize direct, out-of-pocket expenses incurred during the relevant period by Norton, including expenses for travel, messengers, postage and/or entertainment.

(d)                       Adjustments to Estimates.  Norton shall advise Client at the earliest time practicable of a likelihood that costs may exceed the applicable estimate for such work.  Norton shall seek Client’s approval if incurred expenses are anticipated to exceed 10% of an approved estimate.

(e)                        Discounts.  Cash discounts will be passed on to Client provided Norton actually receives these discounts from a vendor and Client has paid Norton in advance of the discount due date, and further provided there is no overdue indebtedness then owing by Client to Norton. Norton will provide Client with reasonable notice of applicable discount due dates, but not less than five (5) business days’ notice of applicable discount due dates.

(f)                         Disputed Amounts.  In the event that there is a dispute regarding any Norton invoice, Client has sixty (60) days to settle the dispute before exchanging payment. After sixty (60) days, Client agrees to pay the undisputed amount pending resolution of the dispute.  Written notice of any disputed amount must include a description of the dispute in reasonable detail, as well as any written supporting documentation, and must be provided to Norton within sixty (60) days following receipt of a disputed invoice, or the invoiced amounts shall be deemed undisputed and final.

(g)                        Timeliness of Payments.  Norton reserves the right to charge Client a late payment charge of one and one-half percent (1.5%) per month on overdue accounts, which shall include the undisputed portion of any disputed.  However, in no event will the rate charged to Client be higher than the maximum rate allowable under applicable law.  Each month Norton will bill and Client will pay such a late payment penalty on any overdue and unpaid balance from the previous month.  Should Client be in default with respect to payment of any undisputed amounts under this Agreement, Norton reserves the right to suspend some or all Services hereunder until arrangements reasonably satisfactory to the Norton are made.

(h)                       Taxes.  Following receipt of invoice or appropriate notice from Norton, Client shall be solely responsible to pay all taxes related to or arising from the Services, however designated and of whatever nature, that are levied or imposed by reason of the transactions contemplated by this Agreement, including, without limitation, all sales, use, transfer, privilege, excise and other taxes, duties or surcharges, whether international, national, state or local, excluding, however, taxes based on Norton’s net income.  Following receipt of invoice or appropriate notice from Norton, Client shall hold harmless and indemnify Norton against and Norton shall not be liable for, liability for all such taxes, duties and/or surcharges.

(i)                           Substantial Commitments.  Client understands and agrees that the billing and payment terms herein shall be subject at all times to change at the Norton’s sole discretion in accordance with its normal client credit review evaluation.  Client must be notified in writing of any modification to the billing and/or payment terms at least ninety (90) days before such terms would become effective.  In the event that Norton provides Client with ninety (90) days’ written notice of modification to the billing and/or payment terms, Client shall have the right to accept any such modification or terminate this Agreement by written notice to Norton within thirty (30) days of receipt of Norton’s notice.  Since Norton may in some circumstances be required to make substantial commitments on behalf of Client, it is understood that Norton reserves the right in any such circumstances to require full or partial payment prior to commitment, or such other arrangements assuring payment as are in the commercially reasonable judgment of Norton appropriate or advisable under the circumstances.

(j)                          Offset.  Should Norton receive notice from an affiliated entity, i.e. any entity which is now or hereafter controlled by, controlling or under common control with Norton (“Affiliate”) that Client is delinquent in its payment to Affiliate, Norton may without liability to Client, pay over to Affiliate such amounts Affiliate identifies as delinquent.

(k)                       Foreign Exchange.  Client will be responsible for the local currency value of all Norton costs regardless of the currency Client uses to settle Norton invoices.  Norton shall use best efforts to estimate the foreign currency value of all costs using published exchange rates in the currency requested by Client.  Norton shall submit a credit or debit invoice for the difference between the estimated foreign exchange rate and the actual rate applied at the time funds are received from Client along with copies of documentation showing the actual exchange rate(s) incurred by Norton for third party purchases. Client shall make payment, or receive credit, as provided in Section 7(g) above.

9.              AUDIT.  During the Term (as defined in Exhibit A) and not more than once per contract year, Client, at its expense and through its authorized employees, its independent certified public accountants or designated agents , who shall sign a confidentiality agreement provided by Norton (“Representatives”), shall have the right upon reasonable notice of no less than ten (10) business days, during normal business days and hours to examine Norton’s records of expenditure pertaining to Client’s account for the purpose of verifying any bills of outside suppliers which Norton has rebilled to Client for the period of up to  two (2) years immediately preceding receipt of written notice of intent to audit.  Except as required by law, Norton shall not be required to retain such records for more than two (2) years.  In no event shall documents revealing individual salaries of employees, profitability, overheads, non-billable expenses, time sheets or other proprietary information of Norton be made available to Client.  Without limiting the foregoing, Confidential Information (as defined in this Agreement) of Norton will not be stored by Client, its Representatives or any third party on their behalf, in any database, nor grouped or aggregated with other data (even if Norton is not identified as the source of the data).  Upon conclusion of the audit, Client and its Representatives shall promptly deliver to Norton any documents or information reflecting Confidential Information and any copies made thereof which the Representatives may have made, may have access to, or may receive or possess during or in connection with the audit.

10.       NO WARRANTIES.   NORTON MAKES NO WARRANTIES HEREIN AND HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

11.       INDEMNIFICATION.

(a)                       It will be Norton’s responsibility to submit to Client for approval, and obtain Client’s written approval of, all advertising or other materials prepared under this Agreement, prior to the publication, broadcast or dissemination thereof.

(b)                       Norton will defend, indemnify and hold Client harmless against any and all damages, fees, penalties, deficiencies, losses and expenses (including court costs, and reasonable attorneys’ fees) (“Losses”) suffered, incurred or sustained by Client or to which Client becomes subject, in any claim, suit or proceeding instituted by a third party for the unauthorized use of name or likeness of any person; libel; slander; defamation; disparagement; piracy; plagiarism; idea misappropriation; infringement of copyright, title, slogan or other property rights (excluding trademarks and service marks as provided in the Section entitled TRADEMARK OBLIGATIONS, below), in connection with the advertising or other material prepared pursuant to this Agreement.  The foregoing indemnity shall not apply where: (i) such Losses arise from the use of materials provided by Client; (ii) such Losses arise from the use by Client of Norton- supplied materials in a manner inconsistent with agreements with third parties provided such agreements have first been made known to Client by Norton; (iii) Client has directed the Norton to take or to refrain from taking certain actions; or (iv) Client has elected to assume the risk of a claim in the nature of the foregoing.

(c)                        It will be Client’s responsibility to:

(i)             Provide to Norton, at its own expense, all content or materials for incorporation or use in connection with the deliverables and/or Services,

including Client’s name, logo and related trademarks (“Client Content”);

(ii)          Procure at its own expense all necessary rights, licenses, permissions, waivers, releases and other documentation to permit use of all Client Content;

(iii)       Take sole responsibility for payments to third parties for the use of the Client Content;

(iv)      Provide information and/or data relevant to claims or representations made with respect to its own and competitive products or services.

(v)         Review all advertising or other materials prepared under this Agreement in order to ascertain that all claims or representations made therein, whether direct or implied, are true accurate and supportable by objective and reliable data in its possession and are not deceptive or misleading, and to confirm the accuracy and legality of the descriptions and depictions of its Products and /or any competitive products or services.

(d)                       Client grants Norton a non-exclusive, royalty-free right and license to use and modify the Client Content in the provision of Services. Client shall remain the exclusive owner of the Client Content.  Client hereby represents and warrants that:  (a) it is the owner or valid licensee of the Client Content and it has secured all necessary licenses, consents, permissions and releases for Norton’s use of the Client Content; (b) there are no conflicting claims with respect to Client’s rights; (c) use of the Client Content pursuant to this Agreement shall not infringe the rights of any third party; and (d) the Client Content (including all claims, calculations and formulae therein) is and will remain accurate, complete and correct in all material respects.

(e)                        Client will defend, indemnify and hold Norton harmless against any and all damages, fees, penalties, deficiencies, losses and expenses (including court costs, and reasonable attorneys’ fees) suffered, incurred or sustained by Norton or to which Norton becomes subject, resulting from, arising out of or relating to, any claim, suit or proceeding instituted by a third party relating to: (i) false, deceptive, or misleading description, depiction or comparison of the product(s) or service(s) of Client and/or any competitive product(s) or service(s) or otherwise relating to the effectiveness, nature, quality or content of the Products; (ii) the use by Norton of material, information or data furnished by or at the direction of Client (including, without limitation, the Client Content); (iii) any issues of product liability or otherwise concerning the nature, use or performance of the products and services being offered by Client; (iv) idea misappropriation for ideas presented by third parties to Client; (v) the Client having directed the Norton to take or to refrain from taking certain actions; (vi)  use by Client of materials supplied by Norton in a manner inconsistent with agreements with third parties; and/or (vii) any matters for which Client elected to assume the risk of a claim.

(f)                         The indemnities in this Agreement are contingent upon: (i) the indemnified party promptly notifying the indemnifying party in writing of any claim which may give rise to a claim for indemnification hereunder; (ii) the indemnifying party being allowed to control the defense and settlement of such claim; and (iii) the indemnified party cooperating with all reasonable requests of the indemnifying party (at the indemnifying party’s expense) in defending or settling such claim.  The indemnified party shall have the right, at its option and expense, to participate in the defense of any action, suit or proceeding relating to such a claim through a counsel of its own choosing, provided that the indemnified party will not settle any claim without the consent of the indemnifying party.

12.       TRADEMARK OBLIGATIONS.

(a)                       At Client’s request and upon agreement by Norton, Norton may create, develop or otherwise provide trademarks to Client in the form of taglines, slogans, key copy phrases, logos, designs or product/brand  names (collectively “Marks”) for Client’s use in connection with advertising created by Norton.  The direct cost of any third party vendor charges shall be paid by Client.

(b)                       Client shall own all right, title and interest in and to any Marks developed by Norton and paid for by Client.

(c)                        At Norton’s request and following preliminary search by Norton, Client shall perform full trademark searches for Norton-created Marks for Client’s use in advertising or in other materials.  Client shall be responsible for the ultimate review of all search reports and for the clearance of any Marks.  If Client approves the use of Marks in the advertising or other material prepared pursuant to this Agreement, Norton shall have no indemnification obligation with respect to their use, and Client shall indemnify Norton with respect to any claims related thereto.

13.       OWNERSHIP, CUSTODY AND USE OF MATERIALS.

(a)                       All plans for advertising, unique campaign ideas, slogans, copy themes, preliminary sketches, layouts, copy, finished artwork, television and radio commercials, and other similar material prepared for Client or purchased for Client’s account by Norton and paid for by Client in accordance with the terms of this Agreement (“Developed Property”), shall be the exclusive property of Client, except to the extent that such Developed Property contains (i) materials in which rights therein shall have been reserved by third parties, including but not limited to, actors, photographers, and persons engaged or employed by Norton to compose the words and/or music of musical compositions used on behalf of Client, and/or (ii) commercially available software required for the development, maintenance or implementation of a deliverable.

(b)                       Where Client, its affiliates, representatives, licensees or assigns, derives revenue from the use of Developed Property either directly or from the licensing of Developed Property to third parties:

(i)             in merchandising, including but not limited to, in connection with toys,

clothing, books, games, phones, and premiums;

(ii)          in television programming or motion pictures or other audiovisual or audio works (including but not limited to videos/DVDs/CDs/online); and/or

(iii)       for other non-advertising uses;

Client agrees to first negotiate in good faith with Norton with respect to Norton’s compensation for such usage.

(c)                        Notwithstanding the foregoing, Norton retains all of its rights, title and interest in and to (including, without limitation, the unlimited right to use) (i) all proprietary information; (ii) all materials owned by or licensed to Norton from the date hereof, or independent from, the performance of services under this Agreement, and all modifications thereof; and (iii) all generic information, and all ideas, products, devices, methodologies, software, computer programs, techniques, know-how, algorithms, specifications, source code, data procedures, applications, processes or procedures and modifications thereto, whether or not patentable or copyrightable, whether tangible or intangible, and all right title and interest in and to the intellectual property derived from such works, used, created or developed by Norton in the general conduct of its business including those developed during the provision of services to Client ((ii) and (iii), collectively, “Norton Tools”).  Client is granted a perpetual non-exclusive royalty-free license to use and modify the Norton Tools solely in connection with the deliverables provided pursuant to this Agreement, subject to any third party rights therein.

(d)                       Norton will take reasonable precautions to safeguard any and all of Client’s property entrusted to the custody or control of Norton’s employees, agents or assigns; provided, however, in the absence of negligence on Norton’s part, Norton shall not be held responsible for any loss, damage or destruction by others of any of such property, unless as otherwise agreed to by the parties in writing.

(e)                        Norton may use any advertising materials produced by Norton hereunder and owned by Client on Norton’s creative reel or portfolio and for criticism and commentary purposes whether in digital form or any other form now known or hereafter devised after first having obtained written consent from Client.

(f)                         Norton shall retain final advertising materials for a period of the lesser of three (3) years following its development or one (1) year following termination of this Agreement unless Client requests delivery or destruction of such materials at an earlier time.

14.       NOTICE.  All notices which either party is required or may desire to give the other party hereunder shall be sufficiently given if delivered in person, by registered or certified mail, postage prepaid, by prepaid overnight courier, or by email addressed as follows:

To Client at:	Ignite Restaurant Group, Inc.
9900 Westpark Drive, Suite 300
Houston, TX 77063
Attention: Michael J. Dixon,
President and CFO
Email: mdixon@igniterestaurants.com

With a copy which shall not constitute notice to:

Ignite Restaurant Group
9900 Westpark Drive, Suite 300
Houston, TX 77063
Attention: Edward W. Engel,
SVP and General Counsel
Email: eengel@igniterestaurants.com

To Norton at:	Norton Creative LLC
9434 Katy Freeway, Suite 400
Houston, TX 77055
Attention: Robin L. Ahearn
Email: Robin@norton-creative.com

With a copy which shall not constitute notice to:

McIntyre LLC
1415 N. Loop West, Suite 616
Houston, TX 77008
Attention: Lee R. McIntyre
Email: lrm@mcintyrecsb.com

or to such other address as shall be furnished in writing and in the manner set forth above by either party.  Such notice shall be deemed to have been given as of the date delivered in person, or as of the date of mailing or being sent by prepaid overnight courier, or as of the date the sending equipment confirms an email has been sent.

15.       TERM AND TERMINATION.

(a)                       This Agreement is effective as of the Effective Date first stated above, and will continue in full force and effect from that date until the end of the Term (as defined in the Scope of Work).

(b)                       During the either the Notice Period or the Cure Period, the Agreement will remain in full force and effect, and Norton’s and Client’s rights, duties and responsibilities shall continue in full force and effect during the Notice Period or the Cure Period, including the payment by Client of any fees or other compensation (e.g. the then-current Monthly Fees and incentive compensation) due Norton hereunder.

(c)                        Upon final payment by Client of all outstanding Norton and third party fees and expenses, Norton will, at Client’s request, transfer, assign and make available to Client or Client’s designated representative, at Client’s cost, all property and materials in

Norton’s possession or control belonging to and paid for by Client, including, but not necessarily limited to, all files, reports and other written documents which have come into Norton’s possession from Client or which relate to Client’s business, and materials and work in progress prepared by Norton for Client and, where Norton has been providing website development or maintenance services pursuant to any Scope of Work, via CD ROM or other format acceptable to Client, a full copy of any Client web sites, sections of websites, or other interactive functionalities covered by any Scope of Work, along with all programming code necessary to operate and modify the web site(s) and interactive functionalities (which shall be Client’s sole responsibility except to the extent that it may be otherwise agreed upon in writing between the parties).  Client agrees to accept such transfer and assignment and to reasonably cooperate with Norton in effecting the same.

(d)                       Norton shall give all reasonable cooperation toward transferring with approval of third parties in interest all reservations, contracts and arrangements with advertising media, or others, for advertising space and time, or materials yet to be used, and all rights and claims thereto and therein, upon being duly released from the obligations thereof.  Any contracts or commitments that cannot be transferred or assigned to Client shall be carried to completion by Norton and paid for by Client in accordance with the terms of this Agreement, unless some other mutually acceptable approach is agreed to by Norton and Client in writing.  Client agrees to indemnify Norton with respect to all uncompleted contracts and reservations so transferred to Client and all non-cancelable commitments entered into by Norton on Client’s behalf.

(e)                        Any material breach of the terms of this Agreement shall constitute grounds for termination by either Norton or Client, provided that the party in breach shall be provided written notice of the breach.  Upon receipt of such notice, the party in breach shall have thirty (30) days to cure such breach (the “Cure Period”).

16.       FAILURE OF SUPPLIERS.  Norton shall endeavor to guard against any loss to Client as the result of the failure of suppliers to properly execute their commitments, but Norton will not be responsible for their failure to the extent that such failure was beyond the control of Norton or unless such loss is caused as a result of negligence by Norton.

17.       CONFIDENTIALITY.   Each party (the “Receiving Party”) will treat as confidential and properly safeguard any and all information, documents, papers, programs and ideas relating to the other party (the “Disclosing Party”), its operations, finances, fees and products, disclosed to the Receiving Party and designated by the Disclosing Party as confidential or which should be reasonably understood to be confidential (“Confidential Information”), except that information that (a) is or falls into the public domain, (b) is disclosed to the Receiving Party by a third party which is not under an obligation of confidentiality to the Disclosing Party, (c) was already known to the Receiving Party and/or (d) is independently developed by the Receiving Party without reference to the Confidential Information shall not be deemed Confidential Information.  The Receiving Party shall inform the Disclosing Party of all requests for or inquiries into the Disclosing Party’s Confidential Information by third parties.  It shall not be deemed a breach of this Paragraph 16 if a Receiving Party discloses Confidential Information after being advised by counsel that such party is legally compelled to do so, after providing written notice to the Disclosing Party and giving the Disclosing Party sufficient time to seek a protective order.  In the course of performing the services required of Norton hereunder, Norton may disclose only such Confidential Information as Client shall have approved for disclosure in writing.  This provision shall survive the termination of this Agreement and shall remain in full force and effect for a period of three (3) years following the termination of this Agreement.

18.       MISCELLANEOUS.

(a)                       Non-Solicitation of Employees.  Norton and Client agree that neither party will, during the term of this Agreement or for one year after expiration or termination, directly or indirectly, solicit, employ, contract or otherwise use in any way any person who was an employee of either party while this Agreement was in effect.

(b)                       Assignment.  Neither party shall assign this Agreement without the other party’s prior written consent. Any purported assignment in violation of this clause shall be deemed null and void provided however that a change in control of Client shall not be deemed an assignment for purposes herein.

(c)                        Waiver. No waiver of any provision or of any breach of this Agreement shall constitute a waiver of any other provisions or any other or further breach, and no such waiver shall be effective unless made in writing and signed by an authorized representative of the party to be charged with such a waiver.

(d)                       Headings.  The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way define, limit or affect the scope and intent of this Agreement.

(e)                        Email Correspondence.   Email correspondence shall constitute written approval pursuant to this Agreement.

(f)                         Severability.  In the event that any provision of this Agreement shall be illegal or otherwise unenforceable, such provision shall be severed, and the balance of the Agreement shall continue in full force and effect.

(g)                        Governing Law/Venue. This Agreement shall be governed by the laws of the State of Texas, without giving effect to its conflicts of laws principles.  Each party consents to the exclusive jurisdiction of the federal and/or state courts of such state in regard to any dispute arising out of this Agreement.

(h)                       Force Ma jeure.  Norton shall not be liable for any delay or failure to carry out or make continuously available the services if such delay or failure is due to any cause beyond the control of Norton including, without limitation, restrictions of law or regulations, terrorism, threat of terrorism, labor disputes, acts of God, telecommunications, network or power failures or interruptions, or mechanical or electronic breakdowns.

(i)                           Damages.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY LOST PROFITS, BUSINESS INTERRUPTION, OR

FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LIABILITY.

(j)                          Survival.  The following provisions of this Agreement shall survive expiration or termination of this Agreement:   AGENCY STATUS; EXPENSES; BILLING; LIMITED WARRANTY; INDEMNIFICATION; TRADEMARK OBLIGATIONS; OWNERSHIP, CUSTODY AND USE OF MATERIALS; NOTICE; TERM AND TERMINATION; FAILURE OF SUPPLIERS; CONFIDENTIALITY; and M ISCELLANEOUS.

(k)                       Entire Agreement.  This Agreement constitutes the parties’ entire understanding of the matters set forth herein and supersedes any prior understanding or agreement.  This Agreement may only be modified in a writing signed by the parties hereto.  In the event of a conflict between the terms of this Agreement and the terms of any Scope of Work, the terms of this Agreement shall govern.

(Signature page follows)

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year written above.

NORTON CREATIVE LLC

By:	/s/ Robin L. Ahearn
Robin L. Ahearn
President & CEO

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Michael J. Dixon
Michael J. Dixon
President and CFO, Ignite Restaurant Group, Inc.

SIGNATURE PAGE TO SERVICES AGREEMENT

EXHIBIT A

SCOPE OF WORK

DESIGN SERVICES

APRIL 1, 2014 THROUGH SEPTEMBER 30, 2015

THIS SCOPE OF WORK (“SOW”) is entered as of the commencement date set forth below by and between Ignite Restaurant Group, Inc. (“Client”) and Norton Creative L.L.C (“Agency”) pursuant to the provisions of the Services Agreement dated April 1, 2014, between Client and Agency. All terms beginning with a capitalized letter in this SOW and not defined herein have the meaning set forth in the Agreement.

1.              TERM: The term of this SOW shall commence on April 1, 2014 and run through September 30, 2015, subject to renewal for additional Contract Years.

2.              SCOPE OF WORK:

Print Design Services

•                  Campaign Point of Purchase including Menu Insert, Tabletop, Beverage, Promotional Materials, Copywriting

•                  Menu Design Management

Interactive Design- Front-end support

•                  Campaign e-mail Design and Distribution

•                  Website Design and Management

•                  Social Media Design and Distribution

•                  Digital Advertising Design

•                  Digital Asset Management

•                  Copywriting

Production Services

•                  Local Store Marketing: Flyers, Banners, POP Materials

•                  Copywriting

Art Direction/Food Photography

•                  Manage photographer and shoot process

•                  Art direct at shoot

•                  Attend food showings to understand product

Traffic and Production Management

•                  Project Workflow

•                  Weekly Status Updates

•                  Manage printer and make recommendations

•                  Press Check/Quality Management

Strategic Insight/Conceptual Services

•                  Provide on-going insights for refining the marketing and design strategy

•                  Marketing, campaign and promotional ideation

•                  Retail and Uniform Design; Merchandising Planograms and Décor recommendations

•                  Product and Campaign Naming, Descriptions

Note:  The Services in this SOW do not include:

•                  TV Creative Direction & Production Leadership

•                  Social Media Daily Content

•                  Franchise Design & Production

•                  Back-end Digital Programming & Flash

•                  Training and HR Materials

3.              COMPENSATION

a.              The fee to be paid by Client to Agency for the Services set forth in Section 1 of the Agreement as detailed in this Exhibit A will be a fixed, non-reconcilable fee of one million six hundred fifty thousand Dollars ($1,650,000) to be billed in eighteen (18) equal monthly installments with the first payment being due within 30 days of the execution hereof and split between Joe’s Crab Shack, Brick House Tavern + Tap and Romano’s Macaroni Grill.

i.                  Joe’s Crab Shack: $37,500 per month for 18 months

ii.               Romano’s Macaroni Grill:  $37,500 per month for 18 months

iii.            Brick House Tavern +Tap:  $16,666 per month for 18 months

1.              The above figures are provided for brand budgeting purposes and billing only and do not represent the dollar amount of services to be dedicated to each brand per billing period.  Notwithstanding the foregoing budgeting and billing amounts, the services for which the aggregate monthly payment is made may be allocated in the sole discretion of Client.

b.              Agency and Client shall mutually agree on a revised Services Monthly Fee and Rate Card at least ninety (90) days prior to September 30, 2015, thereby extending the Term for an additional twelve (12) months, and shall endeavor to repeat this process each subsequent twelve (12) month period thereafter (each such 12 month period, a “Contract Year”). In the event that a revised Services Monthly Fee and Rate Card for the new Contract Year is not agreed upon by the end of the then-current Contract Year, the Term shall expire and this SOW and the related Agreement shall be terminated.

(Signature page follows)

IN WITNESS WHEREOF, the parties have signed this Scope of Work as of the date and year written above.

NORTON CREATIVE LLC

By:	/s/ Robin L. Ahearn
Robin L. Ahearn
President & CEO

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Michael J. Dixon
Michael J. Dixon
President and CFO

SIGNATURE PAGE TO SCOPE OF WORK

Exhibit B

AGENCY APPOINTMENT AND LIABILITY LETTER

Effective Date:    April 1, 2014

To Whom It May Concern:

Ignite Restaurant Group, Inc. (“Ignite”) agrees that all orders placed by Norton Creative, LLC (“Norton”) on its behalf with printers, photographers and other 3rd party vendors are deemed booked directly with Ignite, in care of Norton. Ignite assumes the full liability for the orders until funds specifically intended to pay for such orders have cleared to Norton.

Sincerely,
IGNITE RESTAURANT GROUP, INC.

/s/ Michael J. Dixon
By: Michael J. Dixon
Title: President and CFO

EXHIBIT C

RATE CARD

(see attached)

April 1, 2014

Rate Card (rates per hour)

Print
Graphic Design	$200

Production Art	$80

Digital
Interactive Design	$220

Programming Front End	$120

Programming Back End	$220

Flash	$200

Production	$90

Full Website Design	Per project

Interiors
Interior Design	$250

CAD Services	$50

New Product/Concept	Per Project

Brand Assets	$100

Photography
Product photography	$1800/per day studio use fee

Head shots	$250/session fee, includes 3 digital files

Product/Food styling	$1850/per studio day

9434 OLD KATY ROAD. SUITE 400 | HOUSTON, TX 77055 | NORTON-CREATIVE.COM

Rate Card, cont’d.

Consulting
Marketing Strategy	$250

Menu Strategy	$180

Media Strategy	$150

Art Direction	$180

Menu
Price/Item Versioning	$70

Re-design	Per Project